Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Media: Becky Cahn (952) 703-4590 Investors: Brad Pogalz (952) 887-3753

Donaldson Announces Changes to its Board of Directors

MINNEAPOLIS (March 21, 2016) – Consistent with the Board’s long-term succession planning process and the promotion last year of Tod Carpenter to President and CEO, Donaldson Company today announced the following changes to its Board of Directors, effective April 1:

•	Bill Cook, Executive Chairman of the Board, will retire from the Board and the Company.
•	Jeff Noddle, Lead Director of the Board, will become non-Executive Chairman of the Board.

As of the effective date, Donaldson’s Board of Directors will include the following members:

•	Tod E. Carpenter – President and CEO, Donaldson Company, Inc.
•	Andrew Cecere – President and COO, U.S. Bancorp
•	Michael J. Hoffman – Chairman and CEO, The Toro Company
•	Douglas A. Milroy – Chairman and CEO, G&K Services, Inc.
•	Jeffrey Noddle – Retired Chairman and CEO, SUPERVALU, INC.
•	Willard D. Oberton – Chairman, Fastenal Company
•	James J. Owens – President and CEO, H.B. Fuller Company
•	Ajita G. Rajendra – Chairman, President, and CEO, A.O. Smith Corporation
•	Trudy A. Rautio – Retired President and CEO, Carlson
•	John P. Wiehoff – Chairman and CEO, C.H. Robinson Worldwide, Inc.

“On behalf of all of our Employees, I thank Bill for his leadership and the commitment to our Customers and Shareholders he has demonstrated over the past 35 years,” said Tod Carpenter, President and CEO. “As we remain focused on executing our strategic growth initiatives, I look forward to leveraging the deep knowledge of our Company that Jeff has built over 16 years of service on our Board.”

Bill Cook said, “Tod has successfully completed his first year as our CEO after serving as COO prior to that. This new Board structure will help Tod continue his focus on leading the Company and building revenues and Shareholder value. It has been an incredible honor for me to have been part of the Donaldson team for the past 35 years. I am very proud of what my fellow Employees (past and present) around the world have accomplished for our Customers, Shareholders, and local communities. And while I will miss working for our Company, I am extremely confident in Tod and his management team. I thank the Board and my fellow Employees and wish them continued success in the future.”

Jeff Noddle joined Donaldson’s Board of Directors in 2000, and he is the longest-serving Director on the Board. Jeff currently serves as Lead Director and Chair of the Human Resources Committee. Before retiring, he was Chairman and CEO of SUPERVALU, and he also brings experience from his service on the boards of other public companies.

Donaldson Company Announces Changes to its Board of Directors – Page 2 of 2

About Donaldson Company

Founded in 1915 and based in Bloomington, MN, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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